Exhibit 99.1

Lionbridge Completes Acquisition of Bowne Global Solutions

WALTHAM, Mass. – September 1, 2005 – Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and offshoring services, today announced the completion of its acquisition of Bowne Global Solutions, a division of Bowne & Co., Inc. (NYSE: BNE). Both Lionbridge and Bowne Global Solutions (BGS) provide globalization services that enable organizations to release products and content that meet the linguistic, technical and cultural requirements of customers, partners and employees worldwide.

The acquisition was completed on September 1, 2005. Under the Agreement, Bowne & Co., Inc., the prior parent company of Bowne Global Solutions, received $130 million in cash, and 9.4 million shares of Lionbridge common stock, for a total purchase price of approximately $193 million, excluding cash of $11.5 million acquired with the business.

The transaction pairs two leading organizations in the estimated $6 billion globalization outsourcing industry, creating a $400 million provider with global scale across more than 25 countries and more than 500 customers. Bowne Global Solutions will be re-branded as Lionbridge.

“This combination will provide our collective clients with the quality, capacity, and technology-driven processes that solve their global technology and content requirements,” said Rory Cowan, CEO of Lionbridge. “Because of the favorable structure of this transaction, our previously announced financial commitments for cost synergies will be achieved primarily through consolidation of redundant back office expenses. Clients large and small will benefit as we leverage a single, unified global infrastructure across a greater volume of client programs. We are maintaining stability and excellence in all client delivery.”

Lionbridge also reiterated its outlook for the combined company. The transaction is expected to be accretive to Lionbridge’s earnings within the first quarter of combined operations and thereafter, excluding the impact of transaction-related expenses and restructuring.

The combined company expects to realize cost synergies of between $15 and $20 million in 2006. Lionbridge anticipates revenue of between $400 and $430 million for 2006. Excluding restructuring, financing expenses and debt repayment, Lionbridge expects to generate cash flow from operations of $35 to $45 million and earnings per share of between $0.40 and $0.55 within the first full fiscal year of consolidated operations, based on approximately 60 million weighted average fully diluted common shares outstanding.

“As we bring our organizations together, we continue to be delighted by the complementary nature of our two businesses. Our geographic strengths are complementary, our client bases are complementary and, most importantly, our core values are aligned. As a result, the integration of our two businesses is running smoothly,” continued Cowan.

“As we look to the future, it is clear that Lionbridge’s ability to execute both code and content programs for our clients will continue to separate us from our competition and allow us to establish clear leadership in the growing IT services market. By integrating global scale, technology, offshore delivery and proven program management into one unified service delivery platform, Lionbridge is providing the industry’s most advanced, cost-effective solution for the development, deployment and maintenance global content and technology.”

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle - from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge now maintains approximately 50 solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance of Lionbridge following the consummation of the acquisition of Bowne Global Solutions, Lionbridge’s ability to achieve the expected synergies as a result of the acquisition, the strengthening of Lionbridge’s position in the globalization outsourcing market as a result of the acquisition and Lionbridge’s estimates for cash flow and earnings. Lionbridge’s actual experiences, actions, financial and operating results for the year and FY2006 may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; Lionbridge’s inability to successfully integrate Bowne Global Solutions and its employees into Lionbridge and achieve expected synergies; Lionbridge’s ability to accurately forecast the acquisition related restructuring costs and allocation of the purchase price, goodwill and other acquisition related intangibles and other asset adjustments, as well as the impact of equity based compensation expense associated with FAS 123R; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Bowne Global and benefits realized from the acquisition; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2005.